UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 3, 2020

Trillion Energy International Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55539	47-4488552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Turan Gunes Bulvari, Park Oran Ofis Plaza, 180-y, Daire:54, Kat:16, 06450, Oran, Cankaya, Ankara, Turkey	06450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	+90 312 441 80 02

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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ITEM 8.01	OTHER EVENTS

CSE Stock Exchange Listing

The Company has received approval for its common shares to be listed and trade on the Canadian Stock Exchange (CSE) commencing February 11, 2020 under the symbol CSE:TCF.

Material change in oil and gas reserves for South Akcakoca Sub-Basin (“SASB”) gas field

The SASB gas field is located in offshore Turkey, Black Sea area, which was discovered in 2004 and commenced production of natural gas during 2007. SASB has 10 production wells (two of them dual completed) of which 4 are currently producing. The Company’s interest is 49%, of which 12.5% was obtained during 2018. TPAO, the national Turkish oil and gas company is the 51% interest holder of SASB.

The Company commenced upgrades during 2018 of the 3D seismic model which was completed in 2019. The Company engaged GLJ Petroleum Consultants, an independently qualified reserves evaluator and auditor, to evaluate the reserves at SASB and had received now a report, as above, with an effective date of December 31, 2019 “The GLJ Report”. The GLJ Report is summarized as follows. The following discounted before tax NPV10% values for the Company’s 49% interest in SASB are:

1)	Proven Undeveloped Gas Reserves before tax value of NPV10% US $34.933 Million for the Company’s 49% interest and net after royalty gas reserves of 10.1 Bcf,

2)	Proven + Probable Undeveloped Gas Reserves before tax value of NPV10% US $74.659 Million for the Company’s 49% interest and net after royalty gas reserves of 17.66 Bcf,

3)	Proven + Probable + Possible Undeveloped Gas Reserves before tax value of NPV10% US $127.233 Million for the Company’s 49% interest and net after royalty gas reserves of 27.503 Bcf.

Defined Terms

“GLJ” is GLJ Petroleum Consulting Ltd., an independently qualified reserves evaluator and auditor.

“Reserve Definitions”

1.	“Gross Reserves” are the Company’s working interest share before deduction of royalties. “Net Reserves” are the Company’s working interest share after deduction of royalty obligations.

2.	“Proven” reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. There is a 90% probability that the actual remaining quantities recovered will equal or exceed the estimated proved reserves.

3.	“Probable” reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

4.	“Possible” reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves.

5.	“Developed” reserves are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure to put the reserves on production.

6.	“Developed Producing” reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

7.	“Developed Non-Producing” reserves are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

8.	“Undeveloped” reserves are those reserves expected to be recovered from known accumulations where a significant expenditure is required to render them capable of production. They must fully meet the requirements of the reserves classification (proved, probable) to which they are assigned.

9.	P = proven undeveloped, PP = Proven + Probable undeveloped, PPP = Prove + Probable + Possible undeveloped

“TPAO” is Türkiye Petrolleri Anonim Ortaklığı, is a Turkish company founded in 1954 by Law No. 6327 with the responsibility of being involved in hydrocarbon exploration, drilling, production, refinery and marketing activities as Turkey’s national respectively) where TPAO serves as the Operator.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trillion Energy International Inc.

/s/ Arthur Halleran
Arthur Halleran
President and Chief Executive Officer

Date: February 11, 2020